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                                                                       EXHIBIT 6

                                                                January 10, 2000

GAP Coinvestment Partners, L.P.
c/o General Atlantic Service Corporation
3 Pickwick Plaza

Greenwich, CT  06380

Ladies and Gentlemen:

             You agreed in Section 3 of the Underwriting Agreement dated August 11, 1999 (the "Underwriting Agreement") among priceline.com Incorporated, the selling shareholders and the underwriters to restrict your right to sell, dispose and engage in certain other transactions in the common stock and common stock equivalents of priceline.com for a 180 day period. We are writing to release you from the restrictions set forth in the Underwriting Agreement with respect to the sale of 1,000,000 shares of common shares of priceline.com.

             This release is subject to your agreement that the restrictions on your right to sell, dispose or engage in certain other transactions in the common stock and common stock equivalents of priceline.com in the Underwriting Agreement shall be extended through the period ending on May 8, 2000, except that you may sell, distribute, transfer or dispose of up to 15% of the common stock of priceline.com you own after giving effect to the sale permitted by this letter beginning on February 8, 2000.

             We have been advised by priceline.com that you will own 4,626,786 shares of common stock of priceline.com after giving effect to the sale permitted by this letter. Please sign below to acknowledge your acceptance of the terms of the release and the extension of the restrictions.


                                         Very truly yours,


                                         By: /s/ William J. Sanders
                                             ----------------------
                                             William J. Sanders
                                             Managing Director

Accepted by:
GAP Coinvestment Partners, L.P.


By: /s/ William E. Ford
    -------------------
    William E. Ford
    General Partner